EXHIBIT 10.26

August 15, 2011

David Scoglio
1904 Jadewood Drive
Morrisville, NC 27560

Dear David:

Re: Modified Terms of Employment

On behalf of Asure Software, Inc. (the “Company”), I am pleased to modify the terms of your existing employment as Chief Financial Officer with the Company as indicated herein, including without limitation additional cash consideration. You are expected to work at the Company’s offices in Austin, Texas and at your home in Raleigh, North Carolina under the guidance and direction of Pat Goepel (“Supervisor”).  These modified terms of employment commence on January 1, 2010 (“Effective Date”).

1.	Duties and Responsibilities

Such other duties and responsibilities as communicated to you by your immediate supervisors or the Supervisor from time to time.

You understand that your duties and responsibilities may evolve over a period of time and may not be limited to the duties and responsibilities set forth above.

2.	Compensation

a.
Base Wage. Your initial annualized salary for calendar year 2011 will be One Hundred Seventy Five Thousand US dollars (US$175,000) (“Base Salary”).  Your salary will be payable pursuant to the Company’s regular payroll policy, as the same may be modified from time to time by the Company.

b.	Bonus Compensation.

Discretionary Bonus.  In addition to your Base Salary, you may be eligible, from time to time, as determined in the sole discretion of the Board of Directors for an annual bonus.  The availability and amount of such Bonus, if any, shall be at all times at the sole discretion of the Board.  Solely with respect to the remaining portion of calendar year 2011, you will be eligible to participate in the Company’s “Beat the Budget” bonus plan (the “2011 Bonus”).  Your 2011 Bonus shall be calculated pursuant to the terms of the “Beat the Budget” plan.  Provided you remain employed by the Company as of the dates payments are due, the 2011 Bonus shall be paid quarterly (1/7th in Q2, 3/7ths in Q3 and 3/7ths in Q4). To the extent that you receive any such bonus, the Company will be entitled to withhold payroll taxes and other amounts as required pursuant to law.

c.
Reservation of Rights.  The Company reserves the right to change the existing compensation structure at any time, without prior notice thereof, however, subject to the provisions of this letter, the Company will not affect any material reduction in your Base Salary without first discussing such reduction with you.

d.
Business Expenses.  The Company shall reimburse the Executive for all necessary and reasonable business expenses, including expenses in connection with a rental car, hotel and/or other lodging, food and travel, incurred in business travel by the Executive, subject to any policies established by the Board of Directors or the Company.  Business expenses include the expenses associated with travel between Mr. Scoglio’s residence and Austin, TX, and expenses while in Austin, TX.

3.	Employee Benefits

a.	Standard Health/ Medical Insurance Plan. The Company agrees to provide you with the same health insurance options for you and your immediate family as is offered to other employees of the Company.

b.
Paid Time Off. You will be eligible for the number of paid vacation days during each year of your employment and other paid public holidays as is consistent with the number of paid vacation days and holidays granted to the other officers of the Company and in accordance with standard Company policy.

4.	Pre-employment Conditions

a.
Confidentiality Agreement. Your acceptance of these modified terms of employment with the Company is contingent upon the execution and delivery to an officer of the Company of the Company’s Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is being provided simultaneously herewith.

b.	Right to Work. You hereby acknowledge that you have previously provide the Company documentary evidence of your identity and eligibility for employment in the United States or in your country of work.

5.
No Conflicting Obligations. You understand and agree that by accepting these modified terms of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party, including any agreements with your prior employer or client(s), and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or client, or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any reasonable way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.
General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You are expected to work with a high standard of initiative, efficiency, and economy. You will perform, observe, and confirm to such duties, directions, and instructions communicated to you by the Company, your immediate supervisors, the Supervisor and/or its designee.  In addition, you are expected to abide by the equity ownership limitations set forth in the Company’s Rights Plan.

7.
Notice. You agree to provide to the Company at all times your then current contact information, including home address and telephone number. Should your home address and/or telephone number change, you agree to provide the Company with updated information within seven (7) business days of such change.

8.
At-Will Employment. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. However, the Company requests that you provide the Company with at least one month written notice if you desire to resign from the employment with the Company.  If employment is terminated by either party you agree to return any property or material of the Company in your possession at the time of termination. This policy of at-will employment will remain in effect during the entire term of your employment and may only be modified in an express written agreement authorized and signed by the Company.

9.
Severance.  Notwithstanding the fact that you will be an “At Will” employee, conditioned upon the receipt of a full release of all claims you may have against the Company, you will be entitled to receive severance equal to 13 weeks of Base Salary in the event that the Company terminates your employment without “cause”. Such severance payments shall be made over the 13 week period following such termination in accordance with the Company’s normal payroll procedures (including withholding).  For the purposes hereof, the term “cause” shall mean: (i) your material breach of any written policy, procedure or agreement with the Company, (ii) your failure to follow the directives of your superiors or that of the board, provided that such failure continues after receiving ten (10) days to cure such failure, (iii) your conviction or plea of no contest in relation to any felony or crime of moral turpitude, or (iv) any willful conduct with is materially injurious to the Company monetarily, reputationaly or otherwise.  For the avoidance of doubt, no such severance payment shall be due in the event that your employment is terminated voluntarily by you or as a result of your death or disability.

10.
Insider Trading.  You hereby acknowledge that: (i) you are aware that "insider trading" and "tipping" of "inside information" are criminal offenses and (ii) through your employment with the Company you may have access or otherwise be privy to material non public information relating the Company and/or the Company’s affiliates, clients, customers or commercial counterparties (collectively, “Insider Information”). The Company has a compliance policy with respect to Insider Information (the “Insider Trading Policy”), and the Company expects each of its employees to act at all times in compliance with the Insider Trading Policy and all applicable rules, regulations and laws, including those relating to or pertaining to the use (including trading) and/or disclosure of material non public information (collectively, “Insider Trading Rules”).  You hereby agree to at all times abide by the Insider Trading Policy and all Insider Trading Rules.  In the event that in the course of your employment with the Company you learn (or suspect) any employee of the Company or other person or entity related to or connected with the Company is violating the Insider Trading Policy or Insider Trading Rules, you are directed to contact your Supervisor immediately.  If you have any questions or concerns regarding your obligations relating to Insider Trading, please contact Adrian Pertierra.

11.
Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the law of the State of Texas, without giving effect to the principles of conflicts of law. Any suit or action brought by the Company against you or by you against Company shall be brought in the state or federal courts situated in the State of Texas. Both parties hereby are waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process by any means authorized by Texas law.  Each party waives any right to trial by jury with respect to any dispute, suit, action or proceeding arising out of or relating to this letter or otherwise relating to Company's relationship with you, whether in contract, tort or otherwise.

12.
Equal Opportunity. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to the Supervisor.

13.
Change of Control. Prior to the date of this Agreement, you have been granted stock options.  In addition to all other rights you have under the stock options if the consideration per share in connection with the “Change of Control” (as defined in the Company plan) is: (i) at least $4.00 per share, then an additional 25% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; (ii) at least $5.00 per share, then an additional 50% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; (iii) at least $6.00 per share, then an additional 75% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; and (iv) at least $7.00 per share, then all of the remaining unvested total  Number of Shares shall immediately vest and become exercisable.

We are all delighted to be able to extend you these modified terms of employment, wish you a long and rewarding career, and look forward to your contribution in making the Company a professional and successful organization. To indicate your acceptance of these modified terms of employment, please sign and date this letter in the space provided below and return it to me within seven (7) days of the date of this letter. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, including any earlier consulting agreement executed between you and the Company. This letter may not be modified or amended except by a written agreement, signed by you and the Company.

Very truly yours,

Asure Software, Inc.

Pat Goepel
CEO

I am in receipt of this modified terms of employment of the Company along with the Confidentiality Agreement annexed hereto. I declare that I have read and fully understood the terms of this letter and the Confidential Agreement and further agree to abide by the terms set forth herein and therein, as well as, the policies and rules of the Company. I hereby accept this modified terms of employment by affixing my signature below.

Accepted and Agreed:

Name: DAVID SCOGLIO

(Signature)

Date

Anticipated Start Date: ________________

925051